UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2014 (March 25, 2014)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On March 25, 2014, RockPile Energy Services, LLC (“RockPile”), a wholly-owned subsidiary of Triangle Petroleum Corporation (the “Company”), entered into a Credit Agreement (the “RockPile Credit Agreement”) by and among RockPile, as borrower, Citibank, N.A. (“Citi”), as administrative agent and collateral agent, Wells Fargo Bank, National Association (“Wells”), as joint lead arranger and joint book runner with Citi, and the other lenders party thereto. The RockPile Credit Agreement is a $100 million senior secured revolving credit facility with an accordion feature that allows for the expansion of the facility up to an aggregate of $150 million.

Borrowings under the RockPile Credit Agreement are available to (i) repay existing debt, (ii) provide for the working capital and general corporate requirements of RockPile, (iii) fund capital expenditures, (iv) pay any fees and expenses associated with the RockPile Credit Agreement, and (iv) support letters of credit.

Borrowings under the RockPile Credit Agreement bear interest, at RockPile’s option, at either (i) the alternative base rate (the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.5%, or (c) the one-month adjusted eurodollar rate (as defined in the RockPile Credit Agreement) plus 1%), plus an applicable margin that ranges between 1.5% and 2.25%, depending on RockPile’s leverage ratio as of the last day of RockPile’s most recent fiscal quarter, or (ii) the eurodollar rate plus an applicable margin that ranges between 2.50% and 3.25%, depending on RockPile’s leverage ratio as of the last day of RockPile’s most recent fiscal quarter. RockPile may prepay borrowings under the RockPile Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. All borrowings under the RockPile Credit Agreement mature on March 25, 2019.

RockPile will pay a commitment fee that ranges between 0.375% and 0.50% per annum on the unused availability under the RockPile Credit Agreement. RockPile will also pay a per annum fee on all letters of credit issued under the RockPile Credit Agreement, which fee will equal the applicable margin for loans accruing interest based on the eurodollar rate and a fronting fee to the issuing lender equal to 0.125% of the letter of credit amount. In connection with entering into the RockPile Credit Agreement, RockPile paid certain upfront fees to the lenders thereunder, and RockPile paid certain arrangement and other fees to Citi and Wells.

The RockPile Credit Agreement contains standard representations, warranties and covenants for a transaction of its nature, including, among other things, covenants relating to (i) financial reporting and notification, (ii) maintaining compliance with a fixed charge coverage ratio and a total leverage ratio, (iii) payment of obligations, (iv) compliance with applicable laws, and (v) notification of certain events. The RockPile Credit Agreement also contains various covenants and restrictive provisions which may, among other things, limit RockPile’s ability to sell assets, incur additional indebtedness, make investments or loans, and create liens.

Upon an event of default under the RockPile Credit Agreement, the lenders may terminate the commitments under the RockPile Credit Agreement and declare all amounts owing thereunder to be due and payable. In addition, upon an event of default under the RockPile Credit Agreement, the lenders are empowered to exercise all rights and remedies of a secured party and foreclose upon the collateral securing the RockPile Credit Agreement, in addition to all other rights and remedies under the security documents described in the RockPile Credit Agreement.  The Company is not a guarantor under the RockPile Credit Agreement.

The foregoing description of the RockPile Credit Agreement is a summary only and is qualified in its entirety by reference to the RockPile Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the RockPile Credit Agreement is incorporated herein by reference.

Item 8.01              Other Events.

On March 31, 2014, RockPile issued a press release announcing its entry into the RockPile Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 8.01 by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1

Credit Agreement, dated March 25, 2014, between RockPile Energy Services, LLC, as Borrower, the Lenders Party Hereto, Citibank, N.A., as Administrative Agent and Collateral Agent, and Citibank, N.A. and Wells Fargo Bank, National Association, as Joint Lead Arrangers and Joint Bookrunners.

Exhibit 99.1	RockPile Press Release, dated March 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2014	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Justin Bliffen
Justin Bliffen
Chief Financial Officer

Index to Exhibits

Exhibit
Number	Description

Exhibit 10.1*

Credit Agreement, dated March 25, 2014, between RockPile Energy Services, LLC, as Borrower, the Lenders Party Hereto, Citibank, N.A., as Administrative Agent and Collateral Agent, and Citibank, N.A. and Wells Fargo Bank, National Association, as Joint Lead Arrangers and Joint Bookrunners.

Exhibit 99.1*	RockPile Press Release, dated March 31, 2013

* Filed herewith.